EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624

New Century Financial Corporation Revises 2005 Earnings Guidance

2005 EPS expected to be $7.25 to $7.75

Company reaffirms 2005 dividend guidance of $6.50 or more per share and
2006 dividend guidance of $7.30 per share

IRVINE, Calif., Sept. 23, 2005 — New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier full-service mortgage finance companies, today announced that it is revising its 2005 earnings-per-share (EPS) guidance from a range of $8.25 to $9.00 to a range of $7.25 to $7.75. The company cited continued compression of the operating margin in its mortgage origination business as the primary reason for the revised guidance. The revised EPS guidance does not reflect the impact of potential weather-related losses in the Gulf Coast region, which cannot be determined at this time, but which could be significant.

“Recent trends in interest rates, coupled with concerns over housing prices, energy costs and other inflationary pressures, have caused a significant deterioration in the secondary market for loans, causing our projected operating margins to fall to unanticipated levels,” said Robert K. Cole, Chairman of the Board and Chief Executive Officer. “We are lowering guidance today based on this tougher-than-expected environment for our industry.”

“We are pleased, however, that our REIT and TRS portfolios continue to perform well and are stabilizing that portion of our earnings, as envisioned when we underwent our REIT conversion. As a result, we remain confident in our ability to generate earnings to deliver our dividend guidance of $6.50 or more per share for 2005 and $7.30 per share for 2006.”

Mr. Cole continued: “Given the current operating environment, we also believe it is necessary to continue raising our rates in order to improve margins. In addition, we are adjusting our product mix and implementing ongoing cost-cutting initiatives.”

New Century Conference Call and Webcast Information

New Century will host a one-hour conference call on Friday, September 23, 2005 at 11:00 a.m. PDT to discuss this release. To participate on the call, dial (800) 706-7748 or (617) 614-3473 and use passcode 43746515. The accompanying slide presentation will be available on the Investor Relations section of New Century’s Web site at www.ncen.com 30 minutes prior to the call. A replay of the call will be available for one week following the call. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 13365441. Additionally, the call will be available via live or archived webcast on the Web site listed above.

About New Century

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust (REIT) and one of the nation’s premier full-service mortgage finance companies, providing first and second mortgage products to borrowers nationwide through our operating subsidiaries New Century Mortgage Corporation® and Home123 Corporation®. We offer a broad range of mortgage products designed to meet the needs of all borrowers.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s revision of its 2005 EPS guidance to a range of $7.25 to $7.75; (ii) the company’s belief that the impact of weather-related losses in the Gulf Coast region could be significant; (iii) the company’s reaffirmation of its 2005 dividend guidance of $6.50 or more per share and 2006 dividend guidance of $7.30 per share; (iv) the company’s belief that given the current operating environment, it is necessary to continue raising the company’s rates to improve margins; and (v) the company’s intention to adjust its product mix and continue to implement cost-cutting initiatives. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to grow its portfolio; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xiv) the assumptions underlying the company’s risk management practices; and (xv) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.